LOAN AGREEMENT, dated as of August 31, 2005, between SmartServ, Inc., a Delaware corporation ("Borrower") CAMOFI Master, LDC, a Cayman Islands limited duration company (together with its successors and assigns "Lender")

         IN CONSIDERATION of the mutual covenants herein contained, Borrower and Lender agree as follows:

I.       DEFINITIONS

         1.1 General Terms.

  For purposes of this Agreement the following terms shall have the following meanings:

         "Accounts" shall mean all of Borrowers "accounts" whether now owned or hereafter acquired (a) for property that has been or is to be sold or otherwise disposed of or (b) for services rendered or to be rendered.

         "Advances" shall have the meaning set forth in Section 2.1.

         "Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 20% or more of the securities having ordinary voting power for the election of directors or, in the case of a Person other than a corporation, individuals who perform similar functions.

         "Agreement" shall mean this Loan Agreement, as amended, restated, modified and supplemented from time to time.

         "Borrower's Account" shall have the meaning set forth in Section 2.6.

         "Business Day" shall mean any day other than a day on which commercial banks in New York are authorized or required by law to close.

         "Closing Date" shall mean the date hereof.

         "Collateral" shall mean the Accounts.

         "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

         "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

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         "Dollar" and the sign "$" shall mean lawful money of the United States of America.

         "Eligible Accounts" shall mean and include with respect to Borrower, each Account of Borrower that represents a bona fide obligation arising in the ordinary course of Borrower's business which, Lender, in its sole credit judgment, shall deem to be an Eligible Account, based on such considerations as Lender may from time to time deem appropriate. An Account shall not be deemed eligible unless such Account is subject to Lender's first priority perfected security interest and no other lien, and is evidenced by an invoice or other documentary evidence satisfactory to Lender. No Account shall be an Eligible Account if any of the conditions identified in clause (a) through (r) exist:

      (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

      (b) it is due or unpaid more than sixty (60) days after the original invoice date;

      (c) Twenty percent (20%) or more of the Accounts from the Customer obligated on such Account (the "Obligor") are not deemed Eligible Accounts hereunder. Such percentage may, in Lender's sole discretion, be increased or decreased from time to time;

      (d) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

      (e) the Obligor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business,
(iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors,
(vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

      (f) the chief executive office or other principal office of the Obligor with respect to such Account is not located in the United States of America;

      (g) the sale to the Obligor is on consignment or any other repurchase or return basis or is evidenced by chattel paper;

      (h) Lender believes, in its sole judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the Obligor's financial inability to pay;

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      (i) the Obligor is the United States of America, any state or any department, agency or instrumentality of any of them;

      (j) the goods giving rise to such Account have not been shipped to and accepted by the Obligor or the services giving rise to such Account have not been performed by the Borrower and accepted by the Obligor or such Account otherwise does not represent a final sale;

      (k) such Account exceeds a percentage of the unpaid balance of all Accounts determined by Lender, in its sole discretion, to the extent such Account exceeds such limit (on the date hereof, such percentage is 25%);

      (l) such Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Obligor is also a creditor or supplier of Borrower or such Account is contingent in any respect or for any reason;

      (m) the Borrower has made any agreement with any Obligor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

      (n) any return, rejection or repossession of the merchandise has occurred;

      (o) such Account is not payable to Borrower;

      (p) such Account is not denominated and payable in Dollars unless credit insurance satisfactory to Lender has been obtained; or

      (q) such Account is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner.

         "Event of Default" shall mean the occurrence of any of the events set forth in Article X.

         "Guaranty" shall mean the Guaranty, dated as of the date hereof, of KPCCD, Inc. in favor of Lender.

         "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

         "Lender" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of the Borrower or any of its Subsidiaries, (b) the Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the

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Collateral, or Lender's liens on the Collateral or the priority of any such lien or (d) the practical realization of the benefits of Lender's rights and remedies under this Agreement and the Transaction Documents.

         "Obligations" shall mean and include any and all of the Borrower's indebtedness and/or liabilities to Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument (including all interest accruing after the commencement of any bankruptcy or similar proceeding whether or not enforceable in such proceeding), and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

         "Payment Office" shall mean initially 350 Third Avenue, New York, New York, or such other office of Lender, which it may designate by notice to Borrower to be the Payment Office.

         "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Qualified Financing" means an equity financing for the account of Borrower in which shares of common stock, or securities, directly or indirectly, convertible into or exchangeable or exercisable for shares of common stock are issued, which financing results in cumulative aggregate proceeds to the Borrower of at least $7.5 million.

         "Reserves" shall mean all Obligations then chargeable to any account of Borrower, as well as Obligations which may, in Lender's sole discretion, be chargeable to Borrower's account thereafter, by reason of or in connection with any of the following: Accounts which are not Eligible Accounts; disputed items; deductions; allowances; credits; bill and hold sales; consignment sales; letters of credit; steamship guarantees; airway releases; offsets asserted by or granted to account debtors; sales calling for payment in currencies other than United States Dollars; to adjust for audit/examination of Borrower's accounts(s) or for any documentation correction; and such additional reserves as Lender in its sole discretion, reasonably exercised, deems appropriate, including, but not limited to adjustments for (a) any condition or prospect of the Borrower or the Borrower's industry or (b) Dilution. For the purpose of the definition of Reserves, "Dilution" means any reduction in the balance of an Account or payment (whether by credit, check, wire transfer or otherwise) issued by Borrower to a Customer on account of discounts, incorrect billings, credits, rebates, allowances, charge-backs, returned or repossessed goods, allowances for early payments or any other reduction in the balance of an Account for any other reason unrelated to the inability of the Customer to pay the Account.

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         "Revolving Credit Note" shall mean, collectively, the promissory note referred to in Section 2.1(a).

         "Revolving Interest Rate" shall mean an interest rate per annum equal to the sum of the "Prime Rate" as reported in The Wall Street Journal, such rate to be adjusted automatically on the effective date of any change in such rate.

         "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of the date hereof, between Borrower and Lender.

         "Term" shall have the meaning set forth in Section 11.1.

         "Termination Date" shall have the meaning set forth in Section 11.1.

         "Transaction Documents" shall mean the Revolving Credit Note, the Guaranty, the Master Security Agreement, dated as of date hereof, between Borrower and Lender, the Securities Purchase Agreement, dated as of the date hereof, between Borrower and Lender and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by the Borrower and/or delivered to Lender in respect of the transactions contemplated by this Agreement.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

         "Week" shall mean the time period commencing with the opening of business on a Monday and ending on the end of business the following Sunday.

         1.2      Certain Matters of Construction.

The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Each reference to a Section, an Exhibit or a Schedule shall be deemed to refer to a Section, an Exhibit or a Schedule, as applicable, of this Agreement unless otherwise specified. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.      ADVANCES.

         2.1 Advances. Subject to the terms and conditions set forth in this Agreement (Lender will make advances (the "Advances") to Borrower in an aggregate amount outstanding

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at any time equal to the lesser of (A) an amount equal to (i) $2,500,000 minus
(ii) Reserves, minus (iii) the sum of (x) the outstanding amount of Advances (y) all amounts due and owing to Borrower's trade creditors which are outstanding beyond normal trade terms, and (z) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower's Account, or (B) an amount equal to the sum of eighty five percent (85%) of Eligible Accounts (such aggregate amount outstanding, the "Formula Amount"). The Advances shall be evidenced by a secured convertible promissory note ("Revolving Credit Note") delivered by Borrower to Lender at the Closing. As set forth therein, the Revolving Credit Note provides for (a) at Borrower's option, conversion of the interest payments due on the Revolving Credit Note into common stock of Borrower and (b) mandatory prepayment in an amount equal to the product of (a) 1.15, (b)
0.5 and (c) the amount of the Obligations, upon the closing of a Qualified Financing. Borrower may notify Lender prior to 11:00 a.m. (New York time) on the Business Day next preceding the Business Day that Borrower desires to incur an Advance. Any amount required to be paid as interest, fees or other charges under this Agreement which shall become due, shall be deemed a request for an Advance as of the date such payment is due, in the amount required to pay in full such interest, fees or charges and such request shall be irrevocable.

         2.2      Disbursement of Advance Proceeds.

All Advances shall be disbursed from whichever office or other place Lender may designate from time to time and, together with any and all other Obligations, shall be charged to Borrower's Account on Lender's books. During the Term, Borrower may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Advance requested by Borrower or deemed to have been requested by Borrower under Section
2.2 shall, with respect to requested Advances to the extent Lender makes such Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at Commerce Bank, N.A. or such other bank as Borrower may designate following notification to Lender, in immediately available federal funds or other immediately available funds or, with respect to Advances deemed to have been requested by Borrower, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.

         2.3      Repayment of Advances.

                  (a) The Advances shall be due and payable in full on the Termination Date subject to earlier prepayment as herein provided.

                  (b) All payments of principal, interest and other amounts payable hereunder, shall be made to Lender at the Payment Office not later than 11:00 a.m. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to effect payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Advances as provided in Section 2.2.

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                  (c) Borrower shall pay principal, interest, and all other
amounts payable hereunder, or under any Transaction Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         2.4      Repayment of Excess Advances.

The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

         2.5      Statement of Account.

Lender shall maintain a loan account (the "Borrower's Account") in Borrower's name in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, that the failure by Lender to record such date and amount shall not adversely affect Lender. Each month, Lender shall send to Borrower a statement showing the accounting for the Advances made and payments made or credited in respect thereof. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Lender receives a written statement of Borrower's specific exception thereto within sixty (60) days after such statement is received by Borrower.

         2.6      Additional Payments.

Any sums expended by Lender due to Borrower's failure to perform or comply with its obligations under this or any Transaction Document, may be charged to the Borrower's Account as an Advance.

         2.7      Mandatory Prepayments.

                  (a) When Borrower sells or otherwise disposes of any Collateral other than in the ordinary course of business, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sale or other disposition), one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Lender. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Lender may determine, subject to Borrower's ability to reborrow Advances in accordance with the terms hereof.

                  (b) The Lender shall apply the proceeds of any insurance settlements from casualty losses which are received by the Lender to the outstanding Advances in such order as Lender may determine, subject to Borrower's ability to reborrow Advances in accordance with the terms hereof.

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         2.8 Use of Proceeds. Borrower shall apply the proceeds of Advances made on and after the Closing Date to pay fees and expenses relating to the transactions contemplated by this Agreement and to provide for its working capital needs.

III.     INTEREST, FEES AND OTHER MATTERS.

         3.1 Interest. Interest on Advances shall be payable in arrears on the first Business Day of each month. Interest charges shall be computed on the actual principal amount of Advances outstanding on the last Business Day of the preceding month at a rate per annum equal to the Revolving Interest Rate. Upon and after the occurrence of an Event of Default, the Obligations shall bear interest at the Revolving Interest Rate, plus fifteen percent (15%) per annum the ("Default Rate"); provided, however, that the Defaults shall not exceed twenty percent (20%).

         3.2 Fee for Overadvance. If the principal amount outstanding of the Revolving Credit Note exceeds the Formula Amount, such excess shall bear interest at the rate of 1% per month (prorated for any partial month).

         3.3 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate.

         3.4 Commitment Fee. Borrower shall pay to Lender commitment fees of (a) $25,000 on each anniversary of the Closing Date and prorated if the Termination Date is not on such anniversary, and (b) on the first Business Day of each month, the product of (i) 0.50% per annum and (ii) the difference between $2,500,000 and the principal amount of the Revolving Credit Note on the last Business Day of the preceding month.

         3.5 Maximum Charges. In no event whatsoever shall interest and other charges hereunder exceed the highest rate permissible under law. If interest and other charges as computed hereunder would otherwise exceed such rate, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

         3.6 Establishment of a Controlled Account. All proceeds of Collateral shall be deposited by Borrower into an account (the "Controlled Account") as Lender may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Lender. All funds deposited in the Controlled Account shall immediately become the property of Lender and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Lender does not assume any responsibility for any Controlled


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Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

         3.7 Adjustments. Borrower will not, without Lender's consent, compromise or adjust any Accounts (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon.

         3.8 Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as Borrower's agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except if any such shortage, discrepancy, damage, loss or destruction is actually caused by Lender's gross negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction. Lender shall not assume any of Borrower's obligations under any agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

IV. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Borrower set forth in Section 3 of the Securities Purchase Agreement are incorporated herein by reference, mutatis mutandis. In addition, Borrower represents and warrants to Lender that Nimesh Patel is an employee of Borrower and has provided Lender with a true and complete copy of his Employment Agreement.

V. COVENANTS. The covenants of Borrower set forth in Section 5 of the Securities Purchase Agreement are incorporated herein by reference mutatis mutandis.

VI. CONDITIONS TO EACH ADVANCE.

The agreement of Lender to make any Advance is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

      (a) Representations and Warranties.

Each of the representations and warranties made by Borrower in or pursuant to this Agreement and the Transaction Documents, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Transaction Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date;

      (b) No Default.

No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; provided, however, that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence

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of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

      (c) Maximum Advances.

The aggregate Advances outstanding shall not exceed the maximum amount of Advances permitted under Section 2.1.

          Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section shall have been satisfied.

VII.     INFORMATION AS TO BORROWER.

         Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

7.1      Schedules.

7.2      The Borrower shall:

      (a) Deliver to Lender on Wednesday of each Week a Borrowing Base Certificate in a form provided by Lender (which shall be calculated as of the last day of the immediately preceding Week and which shall not be binding upon Lender or restrictive of Lender's rights under this Agreement).

      (b) Deliver to Lender on Wednesday of each Week as and for the prior Week
(i) accounts receivable agings and (ii) accounts payable agings. In addition, Borrower shall deliver to Lender at such intervals as Lender may require such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. Lender shall have the right to audit, confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.

      (c) The items to be provided under Sections 7.1(a) and 7.1(b) are to be in form satisfactory to Lender and executed by Borrower and delivered to Lender from time to time solely for Lender's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender's lien with respect to the Collateral.

7.3      Litigation.

Promptly notify Lender in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance.

7.4      Material Occurrences.

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Promptly notify Lender in writing upon the occurrence of (a) any Event of
Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) each and every default by Borrower which might result in the acceleration of the maturity of any indebtedness, including the names and addresses of the holders of such indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such indebtedness; and (d) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

7.5      Other Reports.

Furnish Lender as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

7.6      Additional Information.

Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the covenants and conditions of this Agreement and the Revolving Credit Note have been complied with by Borrower, including, without limitation and without the necessity of any request by Lender, (a) at least thirty (30) days prior thereto, notice of Borrower opening of any new office or place of business or Borrower closing of any existing office or place of business, and (b) promptly upon Borrower learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

7.7      Notice of Suits, Adverse Events.

Furnish Lender with prompt notice of (a) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and
(c) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender or any Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

7.8      Additional Documents.

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Execute and deliver to Lender, upon request, such documents and agreements as
Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

VIII. EVENTS OF DEFAULT.

      The occurrence of any one or more of the following events shall constitute an "Event of Default":

      8.1 failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Transaction Document;

      8.2 issuance of a notice of lien, levy assessment, injunction attachment or service against any portion of Borrower's property which is not stayed or lifted within fifteen (15) day or bonded pending appeal;

      8.3 failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained herein or in any Transaction Document (to the extent such breach is not otherwise embodied in any other provision of this Article VIII for which a different grace or cure period is specified or which constitute an immediate Event of Default, which is not cured within fifteen (15) Business Days after the occurrence of such Event of Default;

      8.4 any judgment or judgments are rendered or judgment liens filed against Borrower or any of its subsidiaries for an aggregate amount in excess of $25,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

      8.5 Borrower or any Affiliate of Borrower shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

      8.6 Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

      8.7 any change in the condition or affairs of Borrower or any of its subsidiaries (financial or otherwise) which could reasonably have a Material Adverse Effect;

      8.8 any lien or any Collateral having value, as determined by Lender in its good faith judgment of $10,000 or more created hereunder or provided for hereby for any reason ceases to be or is not a valid and perfected lien having a first priority interest;

      8.9 termination or breach of the Guaranty or if the guarantor thereunder attempts to terminate or challenge its liability under the Guaranty;

      8.10 any material provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender;

      8.11 (a) any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of Borrower, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark or tradename and such proceedings shall not be dismissed or discharged within sixty (60) days, or
(iii) schedule or conduct a hearing on the renewal of any license, permit, patent, trademark or tradename necessary for the continuation of Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, patent, trademark or tradename; or (b) any agreement which is necessary or material to the operation of Borrower's business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

      8.12 any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower shall have become the subject matter of litigation which might, in the opinion of Lender, upon final determination, could cause a Material Adverse Effect;

      8.13 if the Service Agreement, dated August 8, 2003, between CDC System, Inc. and Borrower is terminated for any reason whatsoever;

      8.14 upon the occurrence of a breach or an event of breach under the Private Label PCS Services Agreement dated as of November 5, 2004 (the "PCS Agreement") by and between Sprint Spectrum L.P. ("Sprint") and the Borrower;

      8.15 if the Master Vendor Agreement made December 7, 2005 by and among KPCCD, Inc., Nimesh Patel, et al. is not terminated by December 31, 2005;

      8.16 the occurrence of an "Event of Default" under the Securities Purchase Agreement;

      8.17 if the aggregate amount of the outstanding Obligations exceeds the Formula Amount for any thirty day period;

      8.18 if the Irrevocable Standby Letter of Credit provided for in the PCS Agreement is not issued to and accepted by Sprint by September 21, 2005; and

      8.19 if Sprint draws down under such Letter of Credit.

IX.   LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT.

      9.1 Rights and Remedies.

Upon the occurrence of (a) an Event of Default pursuant to Section 8.6 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated; and (b) any of the other Events of Default and at any time thereafter at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Master Security Agreement, dated as of the date hereof, between Borrower and Lender, the UCC and at law or equity generally.

      9.2 Application of Proceeds.

The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Advances; third, to fees payable in connection with this Agreement; fifth, to the principal of the Advances and all other fees, costs, expenses and indemnities due under this Agreement and, sixth, to all other Obligations. If any deficiency shall arise, Borrower shall remain liable to Lender therefor. If it is determined by an authority of competent jurisdiction that a disposition by Lender did not occur in a commercially reasonably manner, Lender may obtain a deficiency judgment for the difference between the amount of the Obligation and the amount that a commercially reasonable sale would have yielded. Lender will not be considered to have offered to retain the Collateral in satisfaction of the Obligations unless Lender has entered into a written agreement with Borrower to that effect.

      9.3 Lender's Discretion.

Except as otherwise provided herein, Lender shall have the right in its sole discretion to determine which rights, liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender's or Lender's rights hereunder.

      9.4 Setoff.

In addition to any other rights which Lender may have under applicable law, upon the occurrence of an Event of Default, Lender shall have a right to apply the Borrower property held by such Lender to reduce the Obligations.

      9.5 Rights and Remedies not Exclusive.

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

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

X.    WAIVERS AND JUDICIAL PROCEEDINGS.

      10.1 Waiver of Notice.

Borrower hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

      10.2 Delay. No delay or omission on Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

      10.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION, DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS THAT ANY SUCH CLAIM, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XI.   EFFECTIVE DATE AND TERMINATION.

      11.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (a) February 28, 2008

      11.2 , (b) the acceleration of all Obligations pursuant to the terms of this Agreement or (c) the date on which this Agreement shall be terminated in accordance with the provisions hereof (the "Termination Date"; such period referred to herein as the "Term").

      11.3 Termination. The termination of this Agreement shall not affect the Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The rights granted to Lender hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement. Accordingly, Borrower waives any rights which it may have under Section 9-513 of the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XII.  WAIVER OF SUBROGATION.

      12.1 Waiver of Subrogation. Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which Borrower may now or hereafter have against any Person directly or contingently liable for the Obligations hereunder, or against or with respect to Borrower's property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XIII. MISCELLANEOUS.

      13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any Transaction Document may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 13.4 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender's option, by service upon Borrower. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any Transaction Document, shall be brought only in a federal or state court located in the City of New York, State of New York.

      13.2 Entire Understanding. This Agreement and the Transaction Documents contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Transaction Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

      13.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

      13.4 Notice. Any notice or request hereunder may be given to Borrower or to any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, or (d) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three
(3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

      (A)   If to Lender:          c/o Centrecourt Asset Management 350 Third
                                   Avenue, 8th Floor New York, New York 10017
                                   Attention: Keith Wellner, Esq.
                                   Facsimile: (646) 304-0600

      (B)   If to Borrower at :    SmartServ Online, Inc. 2250 Butler Pike Suite
                                   150 Plymouth Meetings, PA Attention: Robert
                                   Pons Facsimile: (610) 397-0846

      13.5 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

      13.6 Expenses. All costs and expenses including, without limitation, (i) reasonable attorneys' fees and disbursements incurred by Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and the Transaction Documents, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Lender's security interest in any of the Collateral, whether through judicial proceedings or otherwise, or
(d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender's transactions with Borrower, and (ii) reasonable fees and disbursements incurred by Lender or Lender on behalf of Lender in connection with any appraisals of Collateral, field examinations, collateral analysis or monitoring or other business analysis conducted by outside Persons in connection with this Agreement and the Transaction Documents, may be charged to Borrower's Account and shall be part of the Obligations.

      13.7 Injunctive Relief. Borrower recognizes that, if Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

      13.8 Consequential Damages. Lender shall not be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

      13.9 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

      13.10 Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

      13.11 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

      13.12 Confidentiality; Sharing Information. (a) Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender's customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any purchaser of the Revolving Credit Note and Lender's rights under this Agreement, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; and (ii) in no event shall Lender be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

      13.13 Publicity. Borrower hereby authorizes Lender to make appropriate announcements of the financial arrangement entered into between Borrower and Lender, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate.

      Each of the parties has signed this Agreement as of the day and year first above written.

ATTEST:                           SMARTSERV, INC.
                                  as Borrower

                                  By:      /s/ Robert M. Pons
Timothy. G. Wenhold                        -----------------------------------
_______________________           Name:    Robert M. Pons
                                  Title:    Chief Executive Officer



                                  CAMOFI MASTER LDC
                                  as Lender

                                  By:      /s/ Richard Smithline
                                           -----------------------------------
_______________________           Name:
                                  Title:

STATE OF NEW YORK    )
                     ) ss.
COUNTY OF NEW YORK   )

         On this ____ day of August, 2005, before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the President of SmartServ, Inc., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of such corporation.



                                                  ------------------------------
                                                           NOTARY PUBLIC

STATE OF NEW YORK   )
                    ) ss.
COUNTY OF NEW YORK  )

         On this _____ day of August, 2005 before me personally came ______________________________, to me known, who, being by me duly sworn, did depose and say that he is the __________________ of CAMOFI Master, LDC, a Cayman Islands limited duration company and that he signed his name thereto by on behalf of such limited duration company.



                                                     ---------------------------
                                                            NOTARY PUBLIC





















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